EXHIBIT 10.1

MERGE HEALTHCARE INCORPORATED

SECURITIES PURCHASE AGREEMENT

 APRIL 1, 2010

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2010, by and among Merge Healthcare Incorporated, a Delaware corporation (the “Company”), and each investor identified on the signature pages hereto (individually, each an “Investor” and collectively, the “Investors”). Each of the Company and each Investor is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to sell, and each Investor desires to purchase, the number of shares of Series A Non-Voting Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) and Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), opposite such Investors name on Schedule A hereto, on the terms and conditions contained herein;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investors, and each Investor will rely on such representations, warranties and covenants as a material inducement to its purchase of the Series A Preferred Stock and Common Stock; and

WHEREAS, in connection with such sale and purchase, each Investor is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Series A Preferred Stock and Common Stock.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  The following terms shall have the respective meanings for all purposes of the Agreement:

“Affiliate” means any Person controlling, controlled by or under common control with any other Person; and with respect to an individual, “Affiliate” shall also mean any other individual related to such individual by blood or marriage.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day on which the banking institutions in Chicago, Illinois are not authorized or obligated by Law to close.

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“Change of Control” means the occurrence of a sale of all of the capital stock of the Company (including by merger or consolidation or other similar transaction subsequent to board approval) or a sale of all or substantially all of the assets of the Company to a Person or Persons in a transaction or series of transactions that include a subsequent distribution of all the proceeds to the holders of Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Committed Investors” means Bruce Rauner, John A. Canning, Jr., and Merrick RIS LLC, and each individually a “Committed Investor”.

“Company Equity Incentive Plans” means, collectively, the 1996 Stock Option Plan for Employees of the Company dated May 13, 1996, as amended and restated in it entirety as of September 1, 2003; 1998 Stock Option Plan for Directors; 2000 Employee Stock Purchase Plan of the Company effective July 1, 2000; 2003 Stock Option of the Company dated June 24, 2003; and 2005 Equity Incentive Plan adopted March 4, 2005.

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges liability for (a) preservation, protection, conservation, pollution, contamination of, or releases or threatened releases of Hazardous Substances or the migration thereof into the air, surface water, ground water, land, building or structure or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances or solid waste (as defined under the Resource Conservation and Recovery Act and its regulations, as amended from time to time); (c) exposure to Hazardous Substances; (d) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (e) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances.  An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that the Company or its Subsidiaries are parties to such a proceeding and such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority or third party or any representative or agent thereof.

“Environmental Liabilities” means all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources) investigative, or monitoring liabilities (including any post-remedial, removal, response, abatement, restoration (including natural resources damages) or investigative monitoring), personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, re-issuance or renewal of any Environmental Permit including attorney’s fees and court costs.  Environmental Liability means any one of them.

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“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof or of any foreign jurisdiction relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases (including the migration thereof) of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water, land, building or structures or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

 “GAAP” means United States GAAP applied on a consistent basis during the periods involved.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over any Investor or the Company, any of the Company’s Subsidiaries or their respective Property.

“Hazardous Substance” means any hazardous or toxic waste, substance or product or material defined or regulated by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including solid waste (as defined under the Resource Conservation and Recover Act of 1976 or its regulations, as amended), petroleum and any fraction thereof, and any radioactive materials and waste.

“Incidental Liens” means (a) Liens for taxes, assessments, levies or other governmental charges (but not Liens for clean up expenses arising pursuant to Requirements of Environmental Law) not yet due (subject to applicable grace periods) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) carriers’, warehousemen’s, mechanics’, landlords’, vendors’, materialmen’s, repairmen’s, sureties’ or other like Liens (other than Liens for clean up expenses arising pursuant to Requirements of Environmental Law) arising in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or which are being contested in good faith and by appropriate proceedings if, in the case of such contested Liens, adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case singly or in the aggregate materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of the business

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of the Company and its Subsidiaries, taken as a whole; (e) bankers’ liens arising by operation of law; (f) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with any court proceeding the payment of which is covered in full (subject to customary deductibles) by insurance; and (g) rights of lessees and sublessees in assets leased by the Company or any Subsidiary relating to or resulting from any existing breach thereof.

“Indebtedness” means, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) for borrowed money; (b) any other indebtedness which is evidenced by a promissory note, bond, debenture or similar instrument; (c) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (d) all indebtedness, liabilities, and obligations secured by any lien on any property owned by such Person even though the Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such lien; and (f) any guarantee of third party obligations for borrowed money, of more than $100,000 in the aggregate.

“Knowledge” of the Company means the actual knowledge of any of the following individuals, Justin C. Dearborn, Chief Executive Officer of the Company, Steven M. Oreskovich, Chief Financial Officer of the Company, Ann Mayberry-French, Vice President, General Counsel and Corporate Secretary of the Company, and Nancy J. Koenig, President Merge Fusion.

“Lien” means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Material Adverse Effect” means any change, circumstance, development, occurrence, event or effect (each, a “Company Effect”) that, when considered either individually or together with all other Company Effects, is or would reasonably be expected to be materially adverse to (a) the business, properties, assets, liabilities, consolidated results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby; provided that any such Company Effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change, circumstance, development, occurrence, event or effect generally affecting the businesses or industries in which the Company and its Subsidiaries operate;

(ii) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or

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developments or changes therein or generally the financial and securities markets and credit markets in the United States;

(iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein;

(iv) any conditions after the date hereof resulting from natural disasters;

(v) changes after the date hereof in any Laws or GAAP;

(vi) any action taken or omitted to be taken by or at the written request or with the written consent of the Investors;

(vii) any announcement of this Agreement or the transactions contemplated hereby or in the Merger Agreement, in each case, solely to the extent due to such announcement;

(viii) changes after the date hereof in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(ix) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(x) any Company Effect arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the Merger Agreement;

provided, however, that Company Effects set forth in clauses (i), (ii), (iii), (iv) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other businesses or industries in which the Company and its Subsidiaries operate in the United States.

“Merger” means the Company’s acquisition of all of the outstanding shares of AMICAS, Inc., by means of a tender offer followed by a merger of AMICAS, Inc., into a wholly-owned subsidiary of the Company in accordance with the terms of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 28, 2010, by and among the Company, Project Ready Corp., a wholly-owned subsidiary of the Company and AMICAS, Inc.

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“Person” means any individual, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Plan” means (a) any “employee pension benefit plan” (as defined in Section 3(2)(A) of ERISA), and (b) all other retirement, supplemental retirement, stock purchase, stock ownership, stock option, deferred compensation, excess benefit, profit sharing, bonus, incentive, severance, termination, change in control, paid time off, welfare or other employee fringe benefit plan, program or arrangement, maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” of an Investor (or any permitted successors and assigns) means, at any time, (a) the shares of Common Stock held of record by such Investor (or any permitted successors and assigns) that are acquired pursuant to the terms hereof, and (b) any securities issued by the Company after the date hereof in respect of the shares of Common Stock referred to in clauses (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding (c) any and all such shares of Common Stock and other securities referred to in clauses (a) and (b) that at any time after the date hereof (i) have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act, (ii) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (iii) are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale (which shall be not deemed to occur if the Investor (or any permitted successors and assigns) owns more than 10% of the Voting Power of the Company), or (iv) have been transferred in violation of Article VIII hereof (or any combination of clauses (i) through (iv)).  It is understood and agreed that, once a security of the kind described in clause (a) or (b) above becomes a security of the kind described in clause (c) above, such security shall cease to be a Registrable Security for all purposes of this Agreement and the Company’s obligations regarding Registrable Securities hereunder shall cease to apply with respect to such security.

“Registration Statement” means each registration statement required to be filed under Section 7.7, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requirements of Environmental Law” means all requirements imposed by any Law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental

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Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to (a) noise; (b) pollution, protection or clean-up of the air, surface water, ground water or land; (c) solid, gaseous or liquid waste or Hazard Substance generation, recycling, reclamation, release, threatened release (or the migration thereof), treatment, storage, disposal or transportation; (d) exposure of Persons or Property to Hazardous Substances; (e) the safety or health of employees or other Persons or (f) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases (or the migration thereof), emissions or storage of Hazardous Substances into the environment.  Requirement of Environmental Law means any one of them.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) (a) such Person or a subsidiary of such Person is a general partner or (b) more than fifty percent (50%) of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax Returns” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes with a taxing authority (including any schedules thereto or amendments thereof).

“Taxes” means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

“Transfer” means to, directly or indirectly, sell, exchange, transfer, hypothecate, negotiate, gift, bequeath, convey in trust, pledge, mortgage, grant a security interest in, assign, encumber, or otherwise dispose of all or any portion of the Shares, including by merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise.

Section 1.2                      Cross References.  The following terms are defined in the following Sections of this Agreement:

Term	Section

2009 Form 10-K	Article III
Aggregate Purchase Price	2.2(a)
Agreement	Introduction
Board	3.5(b)
Capitalization Date	3.15
Certificate of Designations	2.1(a)
Closing	2.3
Closing Date	2.3
Commission	Article III
Committee	3.5(b)
Common Stock	Preamble
Company	Introduction
Deposit Account	2.2(a)
Enforceability Exceptions	3.5(a)
Equity Commitment Letters	12.7
Exchange Act	Article III
Indemnified Liabilities	Article X
Indemnified Parties	Article X
Indemnitor	Article X
Investor/Investors	Introduction
Laws	3.19
Material Agreements	3.2
Party/Parties	Introduction
Pre-Closing Period	7.2
Requisite Investors	9.1(a)
SEC Reports	Article III
Securities Act	3.2
Series A Preferred Stock	Preamble
Shares	2.1(b)
Tag-Along Election Notice	8.2(c)
Tag-Along Notice	8.2(b)
Tag-Along Number	8.2(c)
Tag-Along Right	8.2(a)
Tag-Along Shares	8.2(c)
Tagging Investors	8.2(a)
Transferring Investors	8.2(a)

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ARTICLE II
PURCHASE AND SALE OF STOCK

Section 2.1 Sale and Issuance of Series A Preferred Stock and Common Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing the Certificate of Designations of the Series A Preferred Stock (as defined below) in the form attached hereto as Exhibit A (the “Certificate of Designations”).

(b) Subject to the terms and conditions of this Agreement, each Investor hereby agrees, severally and not jointly, to purchase at the Closing, and the Company agrees to sell and issue to each such Investor at the Closing, that number of shares of Series A Preferred Stock and Common Stock, set forth opposite each such Investor’s name on Schedule A hereto, at a purchase price of $627.40 per share of Series A Preferred Stock and $2.07 per share of Common Stock.  The shares of Series A Preferred Stock and Common Stock to be issued and sold by the Company to the Investor pursuant to this Agreement are collectively referred to herein as the “Shares.”  The Series A Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations.

1           Note to Draft:  Pursuant to NASDAQ Listing Rule 5005(a)(22) the purchase price for the shares of Common Stock to be sold pursuant to this Agreement must be at “market value”.  In accordance with the NASDAQ Listing Rules the “market value” shall be determined based upon the “consolidated closing bid price” at the close of the last regular session immediately preceding the entering into of this Agreement.  Consequently, the Parties will not be able to establish the purchase price until that time.

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Section 2.2 Purchase Price Deposit Account.

(a)  Upon the execution of this Agreement, each Investor (other than the Committed Investors, each of whom has previously deposited in cash the Aggregate Purchase Price set forth opposite such Committed Investor’s name on Schedule A hereto to the Deposit Account (as defined below) in accordance with the terms of each such Committed Investor’s respective Equity Commitment Letter) shall deposit in cash the Aggregate Purchase Price set forth opposite each such Investor’s name on Schedule A hereto (the “Aggregate Purchase Price”), by wire transfer of immediately available funds to a segregated interest bearing account or accounts established by the Company to hold such funds and described on Exhibit B hereto (the “Deposit Account”).

(b) At Closing, the amounts held in the Deposit Account may only be withdrawn by the Company for use in accordance with Section 7.3.  In the event this Agreement is terminated in accordance with Section 9.1, the Company shall remit to each Investor (other than the Committed Investors) (i) the amount deposited by such Investor in accordance with Section 2.2(a), plus (ii) interest on such amounts, which shall accrue daily from the date such amounts are deposited to the Deposit Account at a six percent (6%) annual rate.  In the event this Agreement is terminated in accordance with Section 9.1, the Company shall remit to each Committed Investor such amounts as specified in accordance with each such Committed Investor’s respective Equity Commitment Letter.

(c) Irrespective of any amounts due and payable to any Investor pursuant to Section 2.2(b)(ii), all interest attributable to an Investor’s deposit to the Deposit Account shall be property of such Investor and shall be paid to the Investor upon the earlier to occur of the Closing and termination of this Agreement in accordance with Section 9.1.

Section 2.3 Closing.  The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois, simultaneously with the satisfaction or waiver of the conditions set forth in Articles V and VI hereof (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or at such other time and place as the Company and the Investors shall mutually agree (such specified date, the “Closing Date”), provided that such Closing Date shall occur no sooner than the date the Company accepts for payment the capital stock of AMICAS, Inc., to be purchased in accordance with the terms of the Merger Agreement.  At the Closing, the Company shall deliver to each Investor a certificate or certificates representing that number of Shares to be sold to the Investor pursuant to Section 2.1(b) against payment of the Aggregate Purchase Price, which shall be paid from funds held in the Deposit Account.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors as of the date hereof that, except as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Form 10-K”) or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after December 31, 2009 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) and before the date of this Agreement (all such reports covered by this clause collectively, the “SEC Reports”):

Section 3.1 Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation; has all corporate power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each and every state in the United States of America where its business requires such qualification, except where such failure to be in good standing, have such corporate power and authority or qualify would not reasonably be expected to have a Material Adverse Effect.  True and accurate copies of the Company’s Certificate of Incorporation and Bylaws, each as amended and in effect as of the date hereof, have been made available to the Investors.

Section 3.2 SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2009 in compliance with law or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension and has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.  As of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the

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Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing).  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which the Company or any Subsidiary is a party or to which the Property of the Company or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the Commission (the “Material Agreements”).

Section 3.3 Absence of Certain Changes.  Since December 31, 2009 until the date hereof and except as otherwise disclosed in the SEC Reports, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (b) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (c) no event or events have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.4 No Undisclosed Liabilities.  Except as otherwise disclosed in the SEC Reports or as otherwise arising out of or related to the transaction described in the Merger Agreement, neither the Company nor any its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to the extent required to be so reflected or reserved against in accordance with GAAP, except for (a) liabilities that have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice, (b) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements previously disclosed or not required by this Agreement to be so disclosed and (c) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.5 Authorization; Enforceable Agreement.

(a) All corporate action on the part of the Company necessary for the authorization, execution, and delivery of this Agreement by the Company, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale, and delivery of the Shares being sold hereunder, and this Agreement when executed and delivered by the Company, assuming due authorization, execution and delivery by each Investor, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally (the “Enforceability Exceptions”).

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(b) On or prior to the date hereof, the Board of Directors of the Company (the “Board”) has (i) duly adopted resolutions authorizing the Audit Committee (the “Committee) to take the following actions, and the Committee has duly adopted resolutions taking the following actions: (A) approving this Agreement and the transactions contemplated hereby, and adopting the Certificate of Designations, and (B) recommending that the Board approve the same actions based upon the recommendation of the Committee; and (ii) based upon the recommendation of the Committee, the Board has duly adopted resolutions (A) approving this Agreement and the transactions contemplated hereby, and adopting the Certificate of Designations, and (B) authorizing the Company and its officers to take such actions as are necessary to effectuate such resolutions; and, as of the date hereof, such resolutions have not been rescinded, modified or withdrawn in any way.  True and complete copies of all resolutions of the Board and the Committee reflecting such actions have been made available to the Investors upon their request.  Other than the provisions set forth in the Certificate of Designations, no provision of the Company’s Certificate of Incorporation or Bylaws would, directly or indirectly, restrict or impair the ability of the Investors to vote, or otherwise to exercise the rights of a stockholder with respect to, the Shares or any other Shares that may be acquired or controlled by each Investor.

Section 3.6 Indebtedness.  Neither the Company nor any of its Subsidiaries is or, at the time of the Closing after giving effect to the terms of this Agreement, will be in default in the payment of any material Indebtedness or in default under any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party.

Section 3.7 Litigation.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which individually or in the aggregate have had, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority in a materially adverse manner.  The Company is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.  There is no material action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

Section 3.8 Title.  Each of the Company and its Subsidiaries has good and marketable title to its Property that is real property and good and valid title to all of its other Property, free and clear of all Liens (other than Incidental Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

Section 3.9 Taxes.  Each of the Company and its Subsidiaries has filed all Tax Returns and paid all Taxes shown thereon to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.

Exhibit Page ~ 13 ~

Section 3.10 Subsidiaries.  As of the date hereof, the Company has no Subsidiaries other than those listed in the SEC Reports.

Section 3.11 Governmental Consents.  No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local Governmental Authority on the part of the Company is required in connection with the offer, sale, or issuance of the Shares or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of the Certificate of Designations in the office of the Secretary of State of the State of Delaware, which will be filed by the Company prior to the Closing; (b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor; and (c) the filing with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.12 Permits and Licenses.  The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

Section 3.13 Employee Benefits.  No Reportable Event (as defined in Section 4043(c) of ERISA but excluding those events as to which the 30-day notice period is waived by applicable regulations) has occurred with respect to any Plan.  Each Plan complies in all material respects with all applicable provisions of ERISA, and the Company and each of its Subsidiaries have filed all reports required by ERISA and the Code to be filed with any Governmental Agency with respect to each Plan.  The Company has no Knowledge of any event which would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation other than for applicable premiums.  No event has occurred and no condition exists that might reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to any Property of the Company or any of its Subsidiaries.  No event has occurred and no condition exists that might reasonably be expected to cause the lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of the Company or any of its Subsidiaries..

Section 3.14 Valid Issuance of Shares.  The Shares being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities laws.

Section 3.15 Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, 1,000,000 shares of Preferred Stock and one (1) share of Series 3 Special Voting Stock.  As of the close of business on March 10, 2010 (the “Capitalization Date”), there were 75,228,395 shares of Common Stock issued and outstanding.  As of the Capitalization Date, the Company has reserved an aggregate of 7,939,665

Exhibit Page ~ 14 ~

shares of Common Stock for issuance to directors, employees and consultants pursuant to Company Equity Incentive Plans.  All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with state and federal securities laws.  Other than those granted pursuant to the Company Equity Incentive Plans, (a) there are no options, warrants, calls, rights, convertible securities, commitments or agreements (which, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to capital stock or other similar rights) of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (b) there are no outstanding contractual obligations of the Company or any other Person to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, and (c) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of the Company.  There are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to any shares of capital stock of the Company, and there are no declared and unpaid dividends or distributions on any shares of capital stock of the Company.

Section 3.16 Investment Company Act.  Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

Section 3.17 Compliance with Other Instruments.  The Company is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, each as amended and in effect as of the Closing.  The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of the Shares, does not and will not as of the Closing (a) conflict with or violate any provision of the Company’s Certificate of Incorporation (including the Certificate of Designations) or Bylaws, (b) conflict with or violate any applicable Law (which conflict or violation would be material to the Company and its Subsidiaries taken as a whole) or any applicable judgment, order or decree of any Governmental Authority, or (c) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Material Agreement or result in the creation of any material Lien upon any of the properties or assets of the Company, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.  Neither the Company, nor to the Knowledge of the Company, any other party is in material breach of or default under, any Material Agreement.

Section 3.18 Environmental Matters.  No activity of the Company or any of its Subsidiaries requires any Environmental Permit which has not been obtained and which is not now in full force and effect, except to the extent failure to have any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries are and have been in compliance with all applicable Requirements of Environmental Law and Environmental Permits including applicable limitations, restrictions, conditions,

Exhibit Page ~ 15 ~

standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.  The Company and its Subsidiaries (a) including with respect to their Property are not subject to any (i) Environmental Claims or (ii) Environmental Liabilities, which would reasonably be expected to have a Material Adverse Effect, and (b) have not received individually or collectively any written or express notice of any violation, alleged violation of or liability under any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Property which would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, the present and future liability (including any Environmental Liability and any other damage to Persons or Property, including natural resources damages), if any, of the Company and with respect to the Property of any of the Company or any of its Subsidiaries which is reasonably expected to arise in connection with Requirements of Environmental Law, Environmental Permits and other environmental matters does not and will not have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis.

Section 3.19 Compliance with Laws.  Except with respect to Laws regarding Taxes, which are addressed in Section 3.9, neither the Company nor any of its Subsidiaries is in violation of any applicable federal, foreign, state, local or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement of any Governmental Authority (collectively, “Laws”), except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.  Except with respect to Laws regarding Taxes, which are addressed in Section 3.9, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or been threatened to be charged with or given notice of any violation of, any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

Section 3.20 Registration Rights.  Except as provided in Section 7.7 and for the Registration Rights Agreement, dated June 4, 2008, by and between the Company and Merrick RIS LLC, (a) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (b) to the Company’s Knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

Section 3.21 No Restriction on Ability to Pay Dividends.  Except for the high yield debt to be issued in connection with the Company’s acquisition of AMICAS, Inc. (and any refinancings thereof), the Company is not and will not be a party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provision in its Certificate of Incorporation or Bylaws or other governing documents or resolutions of the Board, that could restrict, limit, prohibit or prevent the Company’s ability to pay dividends on the Shares in the amounts contemplated by the Certificate of Designations.

Exhibit Page ~ 16 ~

Offer of Securities.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the Commission promulgated thereunder), which might subject the offering, issuance or sale of any of the Shares to the Investors pursuant to this Agreement to the registration requirements of the Securities Act.

Section 3.22 Regulation M Compliance.  The Company has not, and to the Knowledge of the Company, no one acting on its behalf has, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Stock, (b) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Common Stock, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Section 3.23 Brokers and Finders.  Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the sale of Shares contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor, severally and not jointly, hereby represents and warrants as of the date hereof as follows:

Section 4.1 Private Placement.

(a) Such Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Shares  to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Shares for its own account.

(b) The Investor understands and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by Section 7.7, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States, and that it will notify any subsequent purchaser of Shares from it of the resale restrictions referred to above, as applicable.

(c) The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule

Exhibit Page ~ 17 ~

144 thereunder, the Company may require that the Shares will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.  SUCH SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF APRIL 1, 2010, BETWEEN MERGE HEALTHCARE INCORPORATED AND THE INVESTORS IDENTIFIED THEREIN.”

(d) The Investor:

(i) is able to fend for itself in the transactions contemplated hereby;

(ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; and

(iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Exhibit Page ~ 18 ~

Except for the representations and warranties contained in Article III of this Agreement, each Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and such Investor has not relied upon, any other express or implied representation or warranty with respect to (i) the Company or any of its Subsidiaries or (ii) any other information provided to the Investor in connection with the transactions contemplated by this Agreement. Such Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Shares constitutes legal, tax or investment advice.  Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

Section 4.2 Organization; Authority.  Such Investor has full power, right and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The purchase by such Investor of the Shares hereunder has been duly authorized by all necessary action on the part of such Investor.  This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

Section 4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Investor, and this Agreement has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

Section 4.4 No Default or Violation.  The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of the Shares will not (a) result in any default or violation of the limited liability company operating agreement of the Investor, (b) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, or (c) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any Lien upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision; except, in the case of clauses (b) and (c), for such defaults, violations or conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby.

Financial Capability.  Such Investor currently has or at Closing will have available funds necessary to purchase the Shares at Closing on the terms and conditions contemplated by this Agreement.

Exhibit Page ~ 19 ~

ARTICLE V
CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT CLOSING

The obligation of each Investor to purchase the Shares at the Closing is subject to the fulfillment (or waiver by the Investor) on or before the Closing of each of the following conditions:

Section 5.1 Representations and Warranties.  The representations and warranties of the Company contained in Article III  shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that by their terms speak as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.2 Performance.  The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

Section 5.3 Compliance Certificate.  The Company shall deliver to each Investor at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

Section 5.4 Certificate of Designations.  The Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware, and the Certificate of Designations shall have become effective as an amendment to the Company’s Amended and Restated Certificate of Incorporation.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company to the Investors under this Agreement are subject to the fulfillment (or waiver by the Company) on or before the Closing of each of the following conditions by the Investors:

Section 6.1 Representations and Warranties.  The representations and warranties of the Investors contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of a certain date, which shall continue to be true and correct as of such certain date).

Section 6.2 Performance.  The Investors shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

Condition of the Offer. The Conditions of the Offer as set forth on Annex A to the Merger Agreement in the Company’s sole judgment, shall have been satisfied.

Exhibit Page ~ 20 ~

ARTICLE VII
COVENANTS

The Company and each Investor hereby covenant and agree, for the benefit of the other Parties hereto and their respective assigns, as follows:

Section 7.1 Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall each use their commercially reasonable efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority and/or other third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to: (i) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Shares, (ii) cause such authorization, approval, permit or qualification to be effective as of the Closing, and (iii) take such acts necessary to cause the conditions set forth in Annex A of the Merger Agreement to be satisfied.

Section 7.2 Negative Covenants Prior to Closing.  From the date of this Agreement through the Closing (the “Pre-Closing Period”), the Company shall not:

(a)           declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b)           redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries;

(c)           amend the Company’s Certificate of Incorporation or By-Laws (other than the filing of the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with this Agreement);

(d)           authorize, issue or reclassify any capital stock, or debt securities convertible into capital stock, of the Company (other than the authorization and issuance of the Shares, and the authorization of the shares of Common Stock underlying the Shares, in accordance with this Agreement);

(e)           incur additional Indebtedness other than (A) up to $200 million of high yield debt to be issued in connection with the Merger and (B) Indebtedness incurred in the ordinary course of the operation of the Company’s business, including revolving lines of credit, sale-leaseback arrangements, deferred purchase price for goods and services, capital leases and forgivable loans from governmental entities for retention or relocation incentives;

                (f)           materially amend the terms of the Merger Agreement (including any change in form or amount of the merger consideration); or

Exhibit Page ~ 21 ~

(g)           agree or commit to do any of the foregoing.

Section 7.3 Use of Proceeds.  The Company shall apply the net proceeds from the issuance and sale of the Shares for the financing of the Merger, and pay related transaction costs, fees and expenses.

Section 7.4 Transfer Taxes.  The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on the issue of the Shares at Closing.

Section 7.5 Pre-Closing Access; Ongoing Investigations.  During the Pre-Closing Period, subject to applicable Law, the Company shall grant the Investor, upon reasonable advance notice and during the Company’s normal business hours, such access to its books, records, properties and such other information as the Investor may reasonably request, excluding access to such items or information that is the subject of attorney client privilege.

Section 7.6 Listing of Shares; Form D.  Promptly following the Closing, the Company shall (a) apply to cause the shares of Common Stock acquired by the Investors pursuant to the terms of this Agreement to be approved for listing on such national securities exchange, subject to official notice of issuance, and (b) file or cause to be filed a Form D Notice of Exempt Offering of Securities with respect to the Shares issued to the Investors pursuant to the terms of this Agreement.

Section 7.7 Registration Rights.

(a) Following the Closing, the Company shall use commercially reasonable efforts to prepare and file with the Commission a Registration Statement covering the resale of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415, as promptly as reasonably practicable.  Such Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the Exchange Act).

(b) Notwithstanding anything contained herein to the contrary, in the event that the Commission limits the amount of Registrable Securities that may be included and sold by the holders of Registrable Securities in a Registration Statement pursuant to Rule 415, or any other basis, the Company may reduce the number of Registrable Securities included in the Registration Statement on behalf of the holders of Registrable Securities (in case of an exclusion as to a portion of such Registrable Securities, such portion to be allocated pro rata among such holders of Registrable Securities in proportion to the respective numbers of Registrable Securities requested to be registered by each such holders of Registrable Securities over the total amount of Registrable Securities).  The Company will then use commercially reasonable efforts at the first opportunity that is permitted by the Commission, to register for resale the Registrable Securities that have been excluded from being registered. In such event the Company shall give the holders of Registrable Securities prompt notice of the number of the Registrable Securities excluded.

Exhibit Page ~ 22 ~

The Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as possible after the filing thereof, and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement have been sold (provided that before filing any amendments or supplements thereto, the Company will furnish copies of all such documents proposed to be filed to one counsel designated by holders of a majority of the Registrable Securities covered by such filing).

(c) The Company shall notify the holders of Registrable Securities in writing promptly (and in any event within two Trading Days) after receiving notification from the SEC that the Registration Statement has been declared effective.

(d) The Company shall promptly notify each holder of Registrable Securities who is a seller, of the happening of any event as a result of which the prospectus included in any applicable Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

(e) All expenses incident to the Company’s performance of or compliance with this Section 7.7, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration to represent all holders of Registrable Securities included in any registration and all independent certified public accountants, underwriters (excluding underwriting discounts and selling commissions) and other Persons retained by the Company, will be borne by the Company.

(f) The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its members, managers, officers, employees and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys’ fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.  In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information as is reasonably necessary for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, will indemnify the Company, its members, managers, directors, employees and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims,

Exhibit Page ~ 23 ~

damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information so furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus; provided that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Securities and the liability of each such holder of Registrable Securities will be in proportion to and limited in all events to the net amount received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

ARTICLE VIII
TRANSFERABILITY

Section 8.1 Restriction on Transfers.  From and after the Closing and until the earlier of (a) the first anniversary of the Closing or (b) the occurrence of a Change of Control, no Investor will Transfer any Shares to any Person, other than to its Affiliates (including commonly controlled or managed investment funds), without the prior written consent of the Company.

Section 8.2 Tag-Along Rights.

(a) Subject to Section 8.1, if an Investor or group of Investors, any one of which is or is an Affiliate of an “officer” (as defined in Rule 3b-2 under the Exchange Act) or a director of the Company (the “Transferring Investors”), propose to Transfer any of its outstanding shares of Series A Preferred Stock to one or more Persons who are not Affiliates, each other Investor (the “Tagging Investors”) shall have a right of co-sale described in this Section 8.2 (the “Tag-Along Right”).

(b) Before effecting any proposed Transfer subject to Section 8.2(a) above, the Transferring Investors shall give written notice to the Company describing fully the proposed Transfer, including the number of shares of Series A Preferred Stock proposed to be Transferred, the name and address of the proposed transferee(s) and the proposed Transfer price, the fair market value of any proposed non-cash consideration thereof, and any other material terms and conditions of the proposed Transfer (the “Tag-Along Notice”), and the Company shall promptly distribute the Tag-Along Notice to the Tagging Investors.

(c) The Tag-Along Right shall entitle each of the Tagging Investors to cause the Transferring Investors to include in the proposed Transfer described in the Tag-Along Notice a number of shares of Series A Preferred Stock owned by such Tagging Investor equal to the applicable Tag-Along Number, on the same terms and conditions (including price per share) set forth in the Tag-Along Notice (such shares being referred to as the “Tag-Along Shares”).  The “Tag-Along Number” shall be, with respect to a Tagging Investor, that number determined by multiplying (i) the number of shares of Series A Preferred Stock being proposed to be Transferred by the Transferring Investors by (ii) the percentage determined by dividing (A) the total number of shares of Series A Preferred Stock held by such Tagging Investor by (B) the aggregate number of shares of Series A Preferred Stock held by all of the Transferring Investors and all Tagging Investors electing to participate in such Transfer (including, for the avoidance of

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doubt, the shares of Series A Preferred Stock held by such Tagging Investor).  Each Tagging Investor may exercise the Tag-Along Right by delivering to the Transferring Investors and the Company written notice of such election (the “Tag-Along Election Notice”) within ten (10) days after the date upon which it receives the Tag-Along Notice.  The exercise or non-exercise of the Tag-Along Right hereunder shall not adversely affect the right of any Tagging Investor to participate in subsequent sales of shares of Series A Preferred Stock by Transferring Investors granted under Section 8.2(a) hereof.

(d) Upon proper delivery of a Tag-Along Election Notice, each Tagging Investor shall have the right to sell its Tag-Along Shares to the proposed transferee(s) on the same terms and conditions (including price per share) applicable to the Transferring Investors and as otherwise set forth in the Tag-Along Notice.  The closing of such purchase and sale of such Tag-Along Shares to such proposed transferee shall be held at such place and at such date and time as agreed upon by the Transferring Investors and the proposed transferee(s).  Such closing shall take place not more than one hundred twenty (120) days following the date of the Tag-Along Notice.  At such closing, the Transferring Investors shall cause to be remitted to each Tagging Investor that portion of the sale proceeds to which such Tagging Investor is entitled by reason of its exercise of the Tag-Along Right.  Any proposed Transfer on terms or conditions differing in any material respect from those described in the Tag-Along Notice, as well as any proposed Transfer by the Transferring Investors after expiration of such one hundred twenty (120)-day period, shall again require compliance by the Transferring Investors (and, to the extent applicable, any other Eligible Stockholders) with the procedures described in this Section 8.2.

(e) Each Tagging Investor exercising Tag-Along Rights under this Section 8.2 shall cooperate in good faith with the Transferring Investors and the Company in connection with the consummation of such Transfer, including, without limitation, by executing a document containing customary representations, warranties, indemnities and agreements as requested by the purchaser in connection with such transaction, which shall be in substantially the same form that is executed by the Transferring Investor(s) in connection with such transaction; provided, however, that no Tagging Investor participating in such transaction shall be required to make any representations and warranties as to itself other than representations as to its good standing, due authorization, due execution, enforceability, lack of conflicts, title to the Tag-Along Shares and investment qualifications; provided, further, that, notwithstanding the foregoing, the liability for any indemnity obligations of any Tagging Investor under such document shall be several and not joint, and shall not exceed the aggregate cash consideration received by such Tagging Investor in connection with such transaction.

ARTICLE IX
TERMINATION

Section 9.1 Termination of Agreement Prior to Closing.  This Agreement may be terminated at any time prior to the Closing:

(a) by the Investors committed to purchasing a majority of the Shares in accordance with Section 2.1 (the “Requisite Investors”) or the Company if the Closing shall not have occurred by the 120th calendar day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available

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to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Requisite Investors or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(c) simultaneously with, and without further action of the Company or any Investor, upon termination of the Merger Agreement; or

(d) by the mutual written consent of the Requisite Investors and the Company.

Section 9.2 Effect of Termination Prior to Closing.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of any covenant or agreement set forth in this Agreement.

ARTICLE X
INDEMNIFICATION

The Company (the “Indemnitor”) hereby agrees to indemnify, pay and hold the Investor and its Affiliates and each of their respective officers, directors, partners, employees and members (collectively, the “Indemnified Parties”) harmless from and against any and all costs, expenses, liabilities, obligations, losses, damages (consequential or otherwise), penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel) which may be imposed on, incurred by, or asserted against such Indemnified Party, in any manner relating to or arising out of (a) the failure of any of the representations and warranties set forth in Section 3.2 (SEC Reports; Financial Statements) to be true and correct as of the date of this Agreement, and (b) any non-compliance with or breach of any covenant or agreement of the Company contained in this Agreement (the “Indemnified Liabilities”).  Each Indemnified Party shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnified Party has knowledge; provided, that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure.  The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided, that the Indemnitor will not settle any such claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnified

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Party there are one or more material defenses available to the Indemnified Party which are not available to the Indemnitor; provided, further that with respect to any claim as to which the Indemnified Party is controlling the defense, the Indemnitor will not be liable to any Indemnified Party for any settlement of any claim pursuant to this Section that is effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them.  The obligations of the Company set forth in this Section shall survive until the third anniversary of the date of the Closing and, with respect to any claim for Indemnified Liabilities made prior to the third anniversary of the Closing, until the final resolution thereof.  The indemnity provided in this Section shall be the sole and exclusive remedy of the Indemnified Parties after the Closing for any inaccuracy or breach of the representations and warranties set forth in Section 3.2 (SEC Reports; Financial Statements) of this Agreement.

ARTICLE XI
PUBLICITY

On the date hereof, the Company shall issue a press release concerning the purchase and sale of the Shares pursuant to this Agreement.  No other written public release or written announcement concerning the purchase of the Shares (including, but not limited to, the identity of the Investors) shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall, to the extent reasonably practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this Section shall not restrict the ability of any Party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document, or by the Company in any document produced in connection with the Merger and documents produced in connection with the financing of the Merger, so long as the other Party is provided a reasonable opportunity to review such disclosure in advance.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court located in Delaware, or, if no such state court has proper jurisdiction, the Federal court of the United States

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of America, sitting in Delaware and any appellate court from any thereof, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of them hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action may be heard and determined in the Court of Chancery of the State of Delaware, and the appellate courts thereof or the United States District Court for the District of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action in the state or federal courts located in any such Court of Chancery of the State of Delaware or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in the state or federal courts located in any such Court of Chancery of the State of Delaware or Federal court.  Each of the Parties hereto agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 12.8.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY OR SELLER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.1(C).

Section 12.2 Survival.  The representations and warranties of the Company made in this Agreement shall survive any investigation made by the Investor, and shall survive the Closing for a period of three (3) year thereafter, and after the third anniversary of the Closing such representations and warranties shall have no further force and effect, including in respect of Article X hereof.  All statements of the Company as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be the representations and warranties of the Company hereunder as of the date of such certificate or exhibit.  The representations and warranties of each Investor made in this Agreement shall survive the Closing for a period of three (3) years thereafter.

Section 12.3 Enforcement of Agreement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that

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the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware State court located in Delaware, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware and any appellate court from any thereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

Section 12.4 Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, that the rights of the Investor under this Agreement shall not be assignable to any Person without the consent of the Company; provided, further, however, that the Investor shall be permitted, without the consent of the Company, to assign all or a portion of its rights and obligations to purchase Shares at the Closing to one or more co-invest vehicles under common control or management with the Investor, in which case such co-invest vehicle(s) shall become party to this Agreement by execution of a joinder hereto and each such co-invest vehicle(s) shall thereafter constitute an “Investor” for all purposes hereunder as if it were an Investor as of the date hereof, and Schedule A hereto shall be modified to reflect such assignment of rights and obligations accordingly; provided, further that any assignment pursuant to the preceding proviso shall not relieve the Investor of its obligation to purchase Shares at the Closing until the Closing has occurred and the assignee has funded its obligation to purchase Shares hereunder.

Section 12.5 No Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the parties hereto) any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, stockholder, director, officer, employee or other beneficial owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby, other than the Indemnified Parties identified in Article X hereof.

Section 12.6 No Personal Liability of Directors, Officers, Owners, Etc.  No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any Investor or the Company shall have any liability for any obligations of any Investor under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of any Investor or the Company hereunder.  Each Party hereto hereby waives and releases all such liability.  This waiver and release is a material inducement to each party’s entry into this Agreement.

Section 12.7 Entire Agreement.  This Agreement and the other documents delivered pursuant hereto and each of the Confidentiality Agreements and the equity commitment letters, dated as of February 17, 2010, by and between the Company and each of Bruce Rauner, John A. Canning, Jr. and Merrick RIS LLC (the “Equity Commitment Letters”) (solely with respect to the payment of a fee equal to two percent (2%) of the “Purchase Price” (as defined in the Equity

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Commitment Letter) and interest accrued on the Purchase Price, which shall be paid by the Company in accordance therewith) constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings between the Parties with respect thereto.

Section 12.8 Severability

Section 12.9 .  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10 Notices, Etc.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section12.9  prior to 6:30 p.m. (Chicago time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 12.9 on a day that is not a Business Day or later than 6:30 p.m. (Chicago time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given.  The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

Section 12.11 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 12.12 Expenses.  The Company will bear its own legal fees and expenses and will reimburse at Closing the reasonable documented fees and expenses of Sidley Austin LLP, counsel to Merrick RIS LLC, in connection with the due diligence, negotiation and consummation of the transactions contemplated by this Agreement.  Each Investor acknowledges and agrees that Sidley Austin LLP has represented solely Merrick RIS LLC in connection with the preparation and negotiation of this Agreement and in the matters and other documents and instruments contemplated hereby.

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Section 12.13 Amendments and Waivers.  Any provision of this Agreement may be waived only by a written instrument signed by the Party so waiving such covenant or other provision, and this Agreement may be amended only by a written instrument duly executed by the Company and each Investor.

Section 12.14 Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic pdf format, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 12.15 Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

Section 12.16 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.17 Interpretation.

(a) For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular.

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(b) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(c) All references herein to Annexes, Articles, Sections, subsections, paragraphs, subparagraphs and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

(d) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

The words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e) The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(f) All financial accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(g) The term “dollars” and “$” means United States dollars.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MERGE HEALTHCARE INCORPORATED

By:
Name:
Title:

Address:
Telephone No.:
Facsimile No.:
Email Address:

[Signature Page to Securities Purchase Agreement]

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Investor Signature Page

By its execution and delivery of this signature page, the undersigned Investor hereby joins in and agrees to be bound by the terms and conditions of the Securities Purchase Agreement (the “Agreement”), dated as of April 1, 2010, by and among Merge Healthcare Incorporated, a Delaware corporation, and each Investor (as defined therein), and authorizes this signature page to be attached to the Agreement or counterparts thereof.

Name of Investor:

By:
Name:
Title:

Address:
Telephone No.:
Facsimile No.:
Email Address:

[Signature Page to Securities Purchase Agreement]

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SCHEDULE A

SCHEDULE OF INVESTORS

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EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATIONS

Exhibit Page ~ 36 ~

EXHIBIT B

DEPOSIT ACCOUNT